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                              STAFF BUILDERS, INC.
                               1983 MARCUS AVENUE
                             LAKE SUCCESS, NY  11042



                         October 2, 1995



BECAUSE OF THE POSSIBILITY
OF DELAYS IN MAIL, PLEASE
SIGN AND RETURN THE
ENCLOSED PROXY EVEN IF
YOU RETURNED THE ORIGINAL


Dear Stockholder:


                                   A REMINDER


          We have previously sent to you proxy soliciting material relating to the Annual Meeting of Stockholders to be held on Thursday, October 26, 1995. According to our records, we have not as yet received your proxy for this meeting.

          Since the proposals to be voted on are particularly important, we urge you to give the proxy materials your immediate attention. Please SIGN AND RETURN your proxy TODAY in the envelope provided.

          Please note that each holder of record of a share of the Company's Common Stock is entitled to either ten votes or one vote at the Annual Meeting depending upon how long the share was beneficially owned by the current beneficial owner on August 28, 1995, the record date for the Annual Meeting; a share that has been beneficially owned for 48 consecutive calendar months is entitled to 10 votes while a share beneficially owned for any shorter period is entitled to one vote. A share of Common Stock is generally presumed to have been beneficially owned by the holder of record for the period indicated on the Company's transfer books for purposes of determining how many votes it is entitled to at the Annual Meeting. However, if the share is held in "street" or "nominee" name, it is presumed to be a one vote share. If you wish to rebut this presumption, or if you acquired record ownership of your shares less than 48 consecutive calendar months prior to the record date and wish to assert that no change


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October 2, 1995
Page 2



of beneficial ownership has occurred for at least such a 48 consecutive calendar month period, you must comply with certain procedures in order to establish your right to vote ten vote shares at the Annual Meeting. These procedures are described in the Company's Proxy Statement under the heading "RECORD DATE, OUTSTANDING VOTING SECURITIES, VOTING RIGHTS AND VOTE REQUIRED." Please note that, notwithstanding the shorter period referred to at one point in this section of the Proxy Statement, the deadline for compliance with these procedures is October 19, 1995.

          You can help the Company avoid further expense and delay by responding promptly.

          Thank you for your cooperation.

                                             Sincerely,



                                             David Savitsky
                                             Secretary



                               PLEASE ACT PROMPTLY